EX77Q(1)(d): Copies of All Constituent Instruments Defining Rights of the Holders of Any New Class of Securities

Amendment No. 52 to the Goldman Sachs Trust Agreement and Declaration of Trust, dated November 13, 2008 to the Agreement and Declaration of Trust dated January 28, 1997, which established Class R Shares for the Goldman Sachs Mid Cap Value Fund and Class R and Class IR Shares of the Goldman Sachs Strategic Growth Fund is incorporated herein by reference to Exhibit (a)(53) to Post Effective Amendment No. 217 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on February 27, 2009 (Accession No. 0000950123-09-003676).